Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES LEADERSHIP TRANSITION PLAN

Julie J. Robertson to Transition to Executive Chairman of the Board of Directors

Robert W. Eifler to Succeed Robertson as President and Chief Executive Officer

LONDON, February 19, 2020 - Noble Corporation plc (NYSE: NE) today announced that its Board of Directors is implementing a leadership transition plan that capitalizes on the strength of Noble’s management team. At the close of the Company’s next annual general meeting of shareholders, Julie J. Robertson will resign as President and Chief Executive Officer, and will take on the newly created role of an executive Chairman of the Company’s Board of Directors. Robert W. Eifler, who first joined Noble in 2005 and currently serves as Senior Vice President, Commercial, will become President and Chief Executive Officer. Mr. Eifler will stand for election to the Board of Directors at the upcoming annual general meeting.

“The Board and I are confident that now is the right time to transition leadership responsibilities to the next generation of talent,” said Ms. Robertson. “While market conditions remain challenging, I have deep conviction in the core strength of our Company, exemplified by the quality of our employees and fleet. Despite market conditions, we continue to benefit from high fleet utilization, advantageous fleet positioning in key regions, and strong customer relationships, and Robert has played a key role in developing these strengths. Furthermore, we are advancing our efforts to strengthen the Company’s financial foundation and position Noble for sustainable value creation. I have worked with Robert for 15 years and am confident that he possesses the leadership qualities, institutional knowledge, financial acumen and customer relationships to lead Noble forward. I will continue to work closely with him, the leadership team and the Board as executive Chairman and look forward to further developing executive talent and fostering key stakeholder relationships.”

“On behalf of the Board, I would like to thank Julie for her more than 40 years of leadership, as well as her significant contributions and tireless commitment to our Company, customers and employees, especially during these past two years as CEO,” said Julie H. Edwards, Lead Independent Director and Chair of the Nominating and Governance Committee. “Julie has been instrumental in helping Noble maintain its position as a global industry leader, and we look forward to continuing to benefit from her extensive experience and industry knowledge as executive Chairman.”

Ms. Edwards continued, “Succession planning is a priority and key responsibility of the Board, and we have undertaken a thorough and deliberate approach to identifying Robert as Julie’s successor. Noble has a strong bench of leadership, and the selection of Robert as the Company’s next CEO underscores our focus on developing internal talent. Robert is a proven executive who has held a range of responsibilities during his tenure at Noble, and his deep industry knowledge and strategic mindset make him the natural choice to be the Company’s next CEO.”

Mr. Eifler stated, “I am honored and humbled to have been entrusted by the Board and am proud to lead our world-class employees and operations. Our strength remains in our people, and we will continue to focus on strong operational execution, to capitalize on our technologically advanced fleet, and to meet and exceed our customers’ expectations. I am also committed to continuing our focus on the Company’s balance sheet and liabilities. I look forward to continuing to work with Julie, the Board and leadership team over the coming months to ensure a smooth transition as we continue to execute on our initiatives to drive long-term value for all stakeholders.”

About Robert Eifler

Mr. Eifler joined Noble in 2005 as part of the Company’s management development program working offshore and in various operational roles and has held numerous operational and marketing roles with increasing responsibility around the world. He currently serves as Noble’s Senior Vice President, Commercial. Prior to his appointment to that role in August 2019, Mr. Eifler served as Senior Vice President, Marketing and Contracts from February 2019 to August 2019, and as Vice President and General Manager - Marketing and Contracts from July 2017 to February 2019. Before that, Mr. Eifler led Noble’s marketing and contracts efforts for the Eastern Hemisphere while based in London. From November 2013 to March 2015, Mr. Eifler worked for Hercules Offshore, an offshore driller, as Director International Marketing. Mr. Eifler earned a B.S. in Systems and Information Engineering from the University of Virginia and an M.B.A. from the Acton School of Business.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra- deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding executive management changes, director candidates, liabilities, the balance sheet, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti- corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC-899

02/19/2020

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

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